FACTORING AND SECURITY AGREEMENT

This Factoring and Security Agreement dated Nov 3, 2008 is between the undersigned, MILLWORK PRO, INC., registered with and formed as a Domestic "For Profit" Corporation under the laws of the State of Washington with a mailing address of 11410 NE 124TH ST # 299, KIRKLAND WA 98034-4305 and located at 337 25th Ave E, Seattle, WA 98112-4707 or at any and all other addresses or locations wherever or hereafter located, hereinafter referred to as the "CLIENT", and ASSOCIATED MARKETING CONSULTANTS, INC. d/b/a AMCI FINANCE, a Washington State "For Profit" Corporation, located at 104 South Freya Street, Lilac Flag Building Suite 216, Spokane, Washington 99202 and with a mailing address of PO Box 8205, Spokane, Washington 99203-0205, hereinafter referred to as the "FACTOR" or "AMCI". CLIENT and FACTOR agree as follows:

PURPOSE OF AGREEMENT:

1. CLIENT desires to obtain short-term working capital by factoring, selling and assigning to FACTOR acceptable accounts receivable at a discount below face value.

DEFINITIONS:

2. "ACCOUNT" means any right to payment for goods sold or leased, or services rendered, which is not evidenced by an instrument or chattel paper. The term account, invoice or account receivable mean the same and are interchangeable.

3. "ACCEPTABLE ACCOUNT" means an account conforming to the warranties and terms set forth herein.

4. "CUSTOMER" means CLIENT'S customer or the account debtor.

5. "CLIENT" means the seller and assignor of the accounts.

6. "COLLATERAL" means the intangible or tangible property given as the security to FACTOR by CLIENT for any obligations and liabilities of CLIENT to FACTOR under the Agreement.

7. "WARRANT" means to guarantee, as a material element of this Agreement. Each separate warranty herein is also an independent condition to FACTOR'S duties under this Agreement.

8. "CREDIT PROBLEM" means that the customer is unable or unwilling to pay their debts or obligations in normal terms as they become due, for any reason.

9. "CUSTOMER DISPUTE" means any claim by customer against CLIENT, of any kind whatsoever, valid or invalid, that reduces the amount collectible from customer by FACTOR.

WARRANTIES AND COVENANTS BY CLIENT:

10. As an inducement for FACTOR to enter into this Agreement, and with full knowledge that the truth and accuracy of the warranties in this Agreement are being relied upon by FACTOR instead of the delay of a complete credit investigation, CLIENT warrants and/or covenants that:

11. CLIENT is properly licensed, insured, bonded, certified and authorized, as required, to operate the business of finish-work in commercial and residential homes under the trade names of Millwork Pro, etc. CLIENT'S Corporation, trade names and required licenses are all properly filed, published and valid, in good standing, all as required by the laws of the State of Washington or wherever required by local, county, state and/or federal laws.

12. CLIENT'S business is solvent and is generally able to pay its debts and obligations as they become due.

13. Each Customer's business is solvent to the best of CLIENT'S information and knowledge.

14. CLIENT is, at the time of purchase by FACTOR, the lawful owner of and has good and undisputed title to the Accounts purchased by FACTOR.

15. Each Account offered for sale to FACTOR is an accurate and undisputed statement of indebtedness by a bona fide commercial business customer to CLIENT for a sum certain which is due and payable in thirty (30) days or less, or on such other terms as are acceptable to FACTOR, in its discretion, which are expressly set forth on the face of all invoices.

16. Each Account offered for sale to FACTOR is an accurate statement of a bona fide sale, delivery and acceptance of merchandise or performance of service by CLIENT to Customer.

17. CLIENT does not own, control or exercise dominion over, in any way whatsoever, the business of any Account Debtor or Customer to be factored by CLIENT to FACTOR. CLIENT will not submit or offer to sell to FACTOR any Account or Invoice that is subject to a Customer trade of services or existing or potential set-off or off-set.

18. All financial records, statements, books or other documents shown to FACTOR by CLIENT at any time, either before or after the signing of this Agreement, are true and accurate and FACTOR has entered into this Agreement on their truth and accuracy.

19. CLIENT will not, under any circumstances or in any matter whatsoever, interfere with any of FACTOR'S rights under this Agreement and will duly perform all of its obligations hereunder.

20. CLIENT will not factor or sell Accounts except to FACTOR for the period of this Agreement.

21. CLIENT will not transfer, pledge or give a security interest in any of its Accounts to any other party.

22. CLIENT will not change or modify the terms of the original Account with Customer unless FACTOR first consents to such change in writing. For example, CLIENT may not extend credit to a Customer beyond thirty (30) days without prior written consent from FACTOR.

23. CLIENT will not permit any lien, security interest or encumbrance to be created upon its fixtures, inventory or property except with notice thereof to FACTOR.

24. CLIENT will maintain such insurance covering CLIENT'S business and/or the property of CLIENT'S Customers as is customary for businesses similar to the business of CLIENT and, at the request of FACTOR, name FACTOR as loss payee of such insurance.

25. CLIENT will notify FACTOR, in writing, prior to any change in CLIENT'S place of business or, if CLIENT has or acquires more than one place of business or prior to any change in CLIENT'S chief executive office, the office or offices where CLIENT'S books and records concerning Accounts Receivable are kept.

26. CLIENT will immediately notify FACTOR of any proposed or actual change of CLIENT'S name, location, identity, legal entity, ownership, partnership or proprietorship status, or corporate structure, officers, directors or major stockholders comprising more than ten percent (10%) of the Partnership interest, or the issued corporate stock.

27. CLIENT, whenever requested by FACTOR, will immediately:

A. Execute any written instruments and do any other things necessary to effectuate more fully the purposes and provisions of this Agreement including, without limitation, executing and filing financing statements in form and substance satisfactory to FACTOR.

B. File with the appropriate County, City State, lenders, owners, suppliers, general or sub-contractors as required a "pre-lien" or "lien" as a contractor, sub-contractor, supplier, mechanic or otherwise to protect its and FACTOR's interests and to assure prompt payment.

C. Have FACTOR's Acceptance Letter signed by the account-debtor prior to submitting to FACTOR for purchasing.

D. Purchase an insurance policy at its own expense acceptable to FACTOR providing FACTOR as the beneficiary and loss-payee for:

1. Employee Dishonesty, covering all of CLIENT'S employees and naming FACTOR as a named insured on the policy with coverage, provisions and in an amount satisfactory to FACTOR.

2. Credit, which provides coverage, for any reason, in the event that account-debtor(s) of CLIENT sold to FACTOR are unable to pay their obligations as they become due or as agreed. This coverage is *required* for any accounts to be sold by CLIENT which are to be requested to be purchased by FACTOR for which the account-debtor is located outside the Continental United States of America.

3. Specification, which provides coverage, for any reason, in the event that products or services for receivables sold by Client and purchased by FACTOR are rejected by the account-debtor. This coverage is *required* for any accounts to be sold by CLIENT for which the account-debtor and/or the product manufacturer is located outside the Continental United States of America.

28. All of the Collateral is owned by CLIENT alone, free and clear of all liens, claims, security interest(s) or encumbrances except those granted to FACTOR or those specifically disclosed in writing to FACTOR.

29. FURTHER PROMISES: SECURITY INTEREST/COLLATERAL. As a further inducement to FACTOR to enter into this Agreement, CLIENT gives to FACTOR as collateral for the repayment of any and all its obligations and liability whatsoever of CLIENT to FACTOR, including but not limited to Minimum and Termination Fees, a security interest in the following described property hereafter collectively called the "Collateral": All of the accounts, accounts receivable, instruments, documents, contract rights, chattel paper, inventory, equipment, money deposit accounts, insurance policies, reserves, reserve accounts, any and all rights to any trademark, trade name, trade style, copy right, patent, patent right, license, or technical process used or utilized, general intangibles and proceeds thereof presently existing or hereafter arising, now owned or hereafter acquired, by Client (Debtor). All goods and inventory relating hereto in all stages of manufacture, process or production. All books and records pertaining to accounts and proceeds of the foregoing property.

30. FURTHER COLLATERAL: As further collateral securing all present and future obligations of Debtor to Secured Party, Debtor hereby grants to Secured Party a security interest in the following, whether now owned or hereafter acquired:

A. All assets of the Debtor. All accounts, contract rights, instruments, documents, chattel paper, general intangibles (including but not limited to trademarks, trade names, patents, copyrights and all other forms of intellectual property, and tax refunds), returned and repossessed goods and all rights as a seller of goods; all collateral securing any of the foregoing; all deposit accounts, special and general, whether on deposit with Secured Party or others;

B. All inventory wherever located; all present and future claims against any supplier of any of the foregoing, including claims for defective goods or overpayments to or under-shipments by suppliers; all proceeds arising from the lease or rental of any of the foregoing; INVENTORY RETURNED BY DEBTOR TO ITS SUPPLIERS SHALL REMAIN SUBJECT TO SECURED PARTY'S SECURITY INTEREST; All equipment and fixtures, NONE OF WHICH THE DEBTOR IS AUTHORIZED TO SELL, LEASE OR OTHERWISE DISPOSE OF WITHOUT THE WRITTEN CONSENT OF SECURED PARTY.

C. All warranty and other claims against any vendor or lessor of any of the foregoing; All cash and non-cash proceeds of any of the foregoing, in whatever form (including proceeds in the form of inventory, equipment or any other form of personal property), including proceeds of proceeds;

D. All investment property.

E. NOTICE - PURSUANT TO AN AGREEMENT BETWEEN DEBTOR AND SECURED PARTY, DEBTOR HAS AGREED NOT TO FURTHER ENCUMBER THE COLLATERAL DESCRIBED HEREIN, THE FURTHER ENCUMBERING OF WHICH MAY CONSTITUTE THE TORTIOUS INTERFERENCE WITH SECURED PARTY'S RIGHTS BY SUCH ENCUMBRANCER.

F. IN THE EVENT THAT ANY ENTITY IS GRANTED A SECURITY INTEREST IN DEBTOR'S ACCOUNTS, CHATTEL PAPER OR GENERAL INTANGIBLES CONTRARY TO THE ABOVE, THE SECURED PARTY ASSERTS A CLAIM TO ANY PROCEEDS THEREOF RECEIVED BY SUCH ENTITY.

FACTORING PROCESS & TERMS:

31. SCHEDULE OF ACCOUNTS PROCESS:

A. ALL ACCOUNTS (INVOICES) GENERATED BY CLIENT TO BE SUBMITTED *FOR PROCESSING*: When a billable portion of services is shipped or delivered and CLIENT creates an Account or Invoice CLEARLY SHOWING FACTOR'S NAME AND DESIGNATED P.O. BOX AS THE REMITTANCE ADDRESS. CLIENT shall fill out FACTOR'S "Schedule of Accounts for Processing" form, as shown on the example, and attach a copy of the original Invoice and fax to FACTOR for processing daily.

B. SPECIFIC ACCOUNTS OR INVOICES TO BE *SOLD TO FACTOR*: When a billable portion of services is shipped or delivered, accepted, approved and acknowledged as an obligation to be paid for by CLIENT'S Customer, and CLIENT desires to sell the resulting Account, Invoice or Account Receivable to FACTOR, CLIENT will fill out FACTOR'S "Schedule of Accounts" form, as shown on the example, and attach A COPY OF THE ORIGINAL INVOICE CLEARLY SHOWING FACTOR'S NAME AND DESIGNATED P.O. BOX AS THE REMITTANCE ADDRESS to the Schedule of Accounts, calculate, stamp, sign, date and number in sequence, fax to AMCI and deliver to AMCI, as instructed. CLIENT shall determine that this next sale of Accounts to FACTOR will be within CLIENT'S approved "Maximum Account" limit as set forth in this Agreement or as amended in any Addenda hereto. FACTOR will, at FACTOR'S sole discretion, purchase Acceptable Accounts when and as scheduled by FACTOR, as FACTOR may determine. FACTOR must receive Schedule of Accounts and copies of individual Invoices by fax from CLIENT by 10:00 AM normal business days to be considered for purchase that same day. CLIENT will provide to FACTOR:

If required by FACTOR, each original Account or Invoice must be accompanied by a "Proof of Delivery" or "Completion of Service," as evidenced by (as appropriate):

1. Authorized signature of acceptance on the original Invoice.

2. Original signed "Bill of Lading" or "Receiving Copy" attached to the original Invoice if the products were shipped complete, as ordered, via common carrier, UPS, Federal Express, US Mail, etc.

3. FACTOR'S "Letter of Acceptance" form signed by Customer.

C. REQUIRED INFORMATION: CLIENT shall provide complete Customer information including correct Customer name, mailing address, phone number, fax number, contact person, purchase order and number, billing and Account (Invoice) number for each Account processed by FACTOR. In addition, CLIENT shall provide a complete Customer master list at the end of each calendar quarter. Each Account or Invoice listed on any Schedule of Accounts must include a valid phone number for each Customer's Account or Invoice listed. If the Customer's phone number is not provided, the Account or Invoice may not be purchased and may be stricken off the Schedule of Accounts, if a purchase by FACTOR was requested.

D. TYPE OF PAYMENT TRANSACTIONS: CLIENT may request FACTOR to issue payments only to CLIENT's legitimate business bank account as follows:

1. ACH. FACTOR may send funds electronically (minimum of $100.00) through the Automated Clearing House ("ACH") system. Generally, if FACTOR sends funds to your account via ACH by 3:30 PM PT, it will appear the next business morning in CLIENT's bank account – as collected funds that are available for immediately use.

2. Wire. FACTOR may wire funds electronically (minimum of $100.00) through the Federal Reserve Bank system. Generally, if AMCI wires funds to your account by 1:30 PM PT, it will show up later that same day in your bank account as collected funds that are available for immediate use.

E. TIMING OF PAYMENTS AND BANKING: If CLIENT submits Accounts to be sold to FACTOR by 10:00 AM during FACTOR'S normal business days and FACTOR determines to purchase Acceptable Accounts, FACTOR shall process CLIENT's Cash Payment as outlined in CLIENT's most current Customer Bank Information form submitted to FACTOR. CLIENT must select a "default" method for all Schedule of Accounts and Weekly Refunds. FACTOR will not vary from the instructions on the Customer Bank Account Information form unless it receives either: A) a new Customer Bank Account Information form completely filled out and signed or B) written one-time instructions signed by at least one Authorized Signatory and Representative. CLIENT may choose only one bank and account at any one time to have AMCI send or deposit to. To induce FACTOR to perform as requested, CLIENT agrees to hold FACTOR harmless from any liability caused by FACTOR's or any banks errors, negligence, or for any reason whatsoever.

F. ELECTRONIC DATA TRANSFER: CLIENT is required to submit, subject to FACTOR's approval and in an acceptable manner and format, detailed information on accounts requested to be purchased by FACTOR and payments received thereon via electronic data transfer, either on disk or tape media, modem, electronic mail (email) or as an attachment thereto. Payment and Adjustment Information submitted by Electronic Data Transfer must be received by 10 AM Tuesdays, or as otherwise scheduled by AMCI. CLIENT must submit all information accurately for a 30 day period prior to being approved by AMCI for a waiver of the Minimum Invoice Fee as set forth in Section 38 A. hereinbelow . Additionally, any Electronic Data File received that has any inaccuracies will either be, at FACTOR's sole option: 1.) corrected by FACTOR, at CLIENT's expense as set forth in Section 38.C. hereinbelow or 2) rejected and sent back to CLIENT for correction and re-submittal.

G. BILLING & COLLECTION: Client shall, acceptable to FACTOR, establish an maintain at all times an employee as Client's Credit Manager with authority to institute and implement a Client Credit Policy that shall include credit policy, procedures, customer and guarantor application, credit and reference checking, credit approval with limits, account monitoring cut-off and collection procedures. Client to obtain a customer credit and guarantor application for all existing and new customers and annually thereafter and obtain credit manager approval with established limits prior to making the first or continued sales.

32. DEPOSITING CUSTOMER FUNDS RECEIVED: If CLIENT receives a Customer's payment (check, cashiers check, money order, cash, etc.) on an Invoice or Account, whether purchased by Factor or not, immediately (same day) CLIENT shall notify and deliver to FACTOR the original money instrument issued by the Customer. CLIENT shall instruct Customers who inter-bank wire transfer monies on Accounts to contact FACTOR for wire instructions direct to FACTOR'S designated bank account. If CLIENT receives an inter-bank wire direct to CLIENT'S account, immediately wire to FACTOR'S designated bank account or deliver a cashiers check for the same amount to FACTOR the day as the wire was received.

A. CLIENT will have at all times, subject to FACTOR'S prior written approval, an employee designated as the "AMCI Representative" to report various information daily, weekly, monthly and quarterly by and to FACTOR. Mondays, or as required by FACTOR, at the end of business, CLIENT and the AMCI Representative will complete and sign the "Certification of Monies Received and Adjustments to Accounts" form, leaving a blank line between each day's entries, and prepare any and all paperwork, as required by FACTOR, and have delivered to FACTOR by 10:00 AM Tuesdays for a Friday refund. If the required paperwork is not delivered to FACTOR by 10:00 AM Tuesdays, the weekly refund will not be processed until the next normal weekly period! If instructed by FACTOR to mail, address and mail all of the daily paperwork to: AMCI FINANCE, PO BOX 8205, SPOKANE, WA 99203-0205, or as otherwise directed. Payment and Adjustment Information submitted by Electronic Data Transfer must be received by 10 AM Tuesdays or as otherwise scheduled by AMCI.

B. CLIENT will not interfere, withhold or hide information from the AMCI Representative. CLIENT and AMCI Representative agree to be held legally liable, and may be prosecuted to the extent provided for by law, for any and all misrepresentations to FACTOR.

33. REFUND INVOICES report and payment, as FACTOR may determine, will normally be issued to CLIENT on Thursday or Friday for all monies deposited into FACTOR'S designated bank account for business transacted through the prior Monday. The Processing Fee and the Purchase Discount Fee are calculated on the face value of each Account purchased until the Customer's funds were deposited, in full, to FACTOR'S designated bank account or repurchased by CLIENT. CLIENT is responsible to repurchase and/or exchange, at FACTOR'S option, any Invoice FACTOR purchased when sixty (60) days has elapsed from CLIENT'S Invoice date or whenever requested, for any reason, by FACTOR. If CLIENT owes FACTOR or FACTOR owes CLIENT $24.99 or less, payment is not required to be made by CLIENT or FACTOR until the next Schedule of Accounts is purchased by FACTOR or Refund is due CLIENT, adjusted accordingly. However, in the absence of other activity, regardless of the amount, all FACTOR and CLIENT Accounts will be settled in full prior to the end of each calendar quarter.

CLIENT is responsible to assist FACTOR in the collection of all receivables! CLIENT WILL TAKE ALL NECESSARY ACTION TO PREVENT ACCIDENTAL DEPOSITING OF ANY CHECKS OR CASH THAT BELONG TO FACTOR. CLIENT WILL NOT CASH CHECKS OR UTILIZE CASH THAT WAS FROM INVOICES SOLD TO FACTOR. ANY DEVIATION FROM THIS PROCEDURE WILL BE CONSTRUED AS FRAUD AND LEGAL ACTION MAY BE IMMEDIATELY TAKEN!

33. REFUND INVOICES report and payment, as FACTOR may determine, will normally be issued to CLIENT on Thursday or Friday for all monies deposited into FACTOR'S designated bank account for business transacted through the prior Monday. The Processing Fee and the Purchase Discount Fee are calculated on the face value of each Account purchased until the Customer's funds were deposited, in full, to FACTOR'S designated bank account or repurchased by CLIENT. CLIENT is responsible to repurchase and/or exchange, at FACTOR'S option, any Invoice FACTOR purchased when ninety (90) days has elapsed from CLIENT'S Invoice date or whenever requested, for any reason, by FACTOR. If CLIENT owes FACTOR or FACTOR owes CLIENT $24.99 or less, payment is not required to be made by CLIENT or FACTOR until the next Schedule of Accounts is purchased by FACTOR or Refund is due CLIENT, adjusted accordingly. However, in the absence of other activity, regardless of the amount, all FACTOR and CLIENT Accounts will be settled in full prior to the end of each calendar quarter.

CLIENT WILL TAKE ALL NECESSARY ACTION TO PREVENT ACCIDENTAL DEPOSITING OF ANY CHECKS OR CASH THAT BELONG TO FACTOR. CLIENT WILL NOT CASH CHECKS OR UTILIZE CASH THAT WAS FROM INVOICES SOLD TO FACTOR. ANY DEVIATION FROM THIS PROCEDURE WILL BE CONSTRUED AS FRAUD AND LEGAL ACTION MAY BE IMMEDIATELY TAKEN!

34. NOTIFICATION: FACTOR may, at any time and at its sole discretion, communicate with and/or notify any Customer or Account Debtor of CLIENT to make payments directly to FACTOR if FACTOR determines that a default has occurred, the collection effort of CLIENT is insufficient for any reason as FACTOR'S sole discretion may determine, or as FACTOR may deem necessary. This Agreement is "VERIFICATION," that is, CLIENT will provide FACTOR with a copy of the original Account or Invoice and shipping documents that FACTOR may rely on as true and correct and FACTOR may verify with CLIENT'S Customers at any time. CLIENT is responsible to follow up with all Account Debtor as to the status of all Accounts and payments due. For all Accounts forty (40) days or older from the original Invoice date, CLIENT shall report weekly to FACTOR the status of such Accounts until the Account Debtor's payment has been deposited to FACTOR's bank account.

35. ASSIGNMENT: CLIENT shall assign all of their Accounts to FACTOR and, from time to time at CLIENT'S sole option, sell, transfer and assign specific Accounts to FACTOR for FACTOR'S purchase. Said Accounts shall be identified by separate and subsequent written assignments on a form to be provided to CLIENT by FACTOR.

36. APPROVAL: FACTOR will not purchase an Account unless such Account is first submitted to FACTOR by CLIENT for approval. an Acceptable Invoice as defined elsewhere in this Agreement. FACTOR is only obligated to consider purchasing Accounts that are Acceptable Account as defined elsewhere in this Agreement. CLIENT should only sell individual Accounts that:

A. Are, at a minimum, equal to or greater than $500.00 each, and for each Schedule of Accounts submitted, equal to or greater than $500.00 each, unless CLIENT submits, subject to FACTOR's approval and in an acceptable manner and format, detailed information on accounts requested to be purchased by FACTOR and payments received thereon via electronic data transfer either on disk or tape media, modem, electronic mail (email) or as an attachment thereto, and

B. At any one time, AMCI may factor accounts of any single account debtor not to exceed the lesser of either: i) an unpaid balance outstanding up to a maximum of $75,000, or ii) at anytime which comprise more than 25% of the total outstanding factored accounts without prior written approval.

C. For example, if the outstanding total face value of all Accounts owing FACTOR is $25,000.00, the maximum of (example customer) "XYZ" individual invoices shall not be greater than $6,250.00. If payments of $12,500.00 are received on other accounts, "XYZ" accounts would then be 50% of the total accounts owing FACTOR. CLIENT, if and when requested by FACTOR, will sell FACTOR immediately $12,500.00 (the same day payments were received on other accounts) of new Acceptable Accounts from non "XYZ" customers so that "XYZ" would again be no more than 25% of CLIENT'S unpaid accounts with FACTOR.

D. Client may only submit for factoring account-debtor's invoices which are 1 to 30 days aged from original invoice date and, for each debtor - unless otherwise approved in writing by FACTOR, cross-aged such that no more than: 20% of accounts receivables due from a debtor shall be aged over 60 days or 10% of accounts receivables due from a debtor shall be aged over 90 days. Acceptable invoices shall not include foreign, dated, employee, stockholder, contra or intra-company.

37. PROCESSING, DISCOUNT, DEFAULT DISCOUNT (FEE) AND ADMINISTRATIVE ACTIVITY AND FEE: CLIENT shall assign and submit all Accounts (Invoices) generated by CLIENT for processing to FACTOR on FACTOR'S Schedule of Accounts for Processing form, whether to be purchased by FACTOR or not, daily on the date shown on the original Invoice.

A. PROCESSING FEE: At all times during the initial term of this Agreement and at any time thereafter when FACTOR has unpaid open invoices of CLIENT's: All Accounts (Invoices) generated by CLIENT shall be submitted by CLIENT to FACTOR on the original Account (Invoice) date and processed by FACTOR at a Processing Fee of $2.99 each or $1.99 each if submitted electronically as set forth in 31.F. hereinabove and, for each check or payment processed, an additional fee as outlined in 38.C. hereinbelow. In addition, each Account purchased by FACTOR shall be subject to the following:

B. DISCOUNT: FACTOR agrees to buy Acceptable Accounts from CLIENT at a Discount (Fee) of TWO PERCENT (2% or 0.020) for the first THIRTY (30) DAYS including the day of purchase and 0.0667 PERCENT (0.0667% or 0.000670) for each day beyond the first THIRTY (30) DAYS from the face value of each Account. The Discount (Fee) may, at FACTOR's sole option, be adjusted by FACTOR at any time FACTOR's cost of funds is changed by FACTOR's primary lender. Any adjustment made by FACTOR to the Discount (Fee) shall be effective immediately and shall be applied on the date changed by FACTOR to all new accounts purchased by FACTOR and any accounts purchased by FACTOR from CLIENT for which payment has not been received.

1. The Discount (Fee) may, at FACTOR's sole option, be adjusted daily by FACTOR at any time FACTOR's cost of funds is changed by FACTOR's primary lender. Any adjustment made by FACTOR to the Discount (Fee) shall be effective immediately and shall be applied on the date changed by FACTOR's primary lender to all new accounts purchased by FACTOR and any accounts purchased by FACTOR from CLIENT for which payment has not been received.

2. The Discount (Fee) may be adjusted may occur at any time and at AMCI's sole option without CLIENT's prior consent, if any of the following occur:

a. AMCI's cost of funds is changed by AMCI's primary lender. Any adjustment made by AMCI to the Discount (Fee) shall be effective immediately on the date AMCI's cost of funds is changed by AMCI's primary lender and applied to the outstanding unpaid accounts (invoices) sold by CLIENT's and purchased by AMCI.

b. CLIENT's Financial Conditions as outlined herein or as revised by AMCI are not met.

c. AMCI, in good faith, deems itself insecure for any reason whatsoever.

C. DEFAULT DISCOUNT (FEE): At any time this Agreement is in default, as defined herein or in any Addenda hereto, or in the event CLIENT does not submit all Accounts generated by CLIENT to FACTOR or if CLIENT fails or does not for any reason whatsoever immediately (the same day as requested) repurchase Accounts submitted to FACTOR for processing or purchase whenever requested by FACTOR or as required in this Agreement or any Addenda hereto, an additional Default Fee shall be added to the Processing Fee and Purchase Discount Fee of TWO PERCENT (2% or 0.020) from the face value of each Account (Invoice) for every FIFTEEN (15) DAYS beyond the required or requested repurchase date.

D. ADMINISTRATIVE ACTIVITY AND FEE: At any time this Agreement is in default, as defined herein or in any Addenda hereto, as instructed by CLIENT in writing or in the event FACTOR, in good faith and in its sole discretion determines, FACTOR shall deduct from all of the first monies due CLIENT at the beginning of each week and continuing until the total amount due as determined by FACTOR is collected to meet CLIENT's current and past-due Federal, State and local taxes. FACTOR shall remit, after first paying all CLIENT's obligations to FACTOR, monies with-held to the various taxing authorities on CLIENT's behalf. CLIENT herein releases FACTOR waives any claim whatsoever, both now existing or that may exist in the future relating to any claim whatsoever in conjunction with this Administrative Activity and/or Fee. FACTOR shall not take upon itself any of CLIENT's obligations in carrying out this provision. In addition to any other fee outlined herein, FACTOR shall deduct from the first monies due CLIENT each week, FIFTY DOLLARS ($50.00) for performing the Administrative Activity outlined herein and 1% of the total face value of all unpaid factored and processed accounts.

38. ADDITIONAL FEES: In addition to any Processing, Purchase Discount and Default Fee:

A. Accounts Purchased or Processed by FACTOR that are less than $500.00 in total face value will incur an additional Account Processing Fee of $0.223 per $100.00 for each $100.00 or part thereof less than a $500.00 minimum invoice size unless CLIENT submits, subject to FACTOR's approval and in an acceptable manner and format, detailed information on accounts requested to be purchased by FACTOR and payments received thereon via electronic data transfer either on disk or tape media, modem, electronic mail (email) or as an attachment thereto, and

B. Schedules of Accounts purchased by FACTOR that are less than $500.00 of total Accounts will incur an additional Schedule Processing Fee of $2.23 per $100.00 for each $100.00 or part thereof less than the minimum $500.00 Schedule of Accounts total minimum.

C. Miscellaneous Fees: The following Miscellaneous charges are a listing of the current additional fees (which may change from time-to-time without notice to CLIENT) that may be deducted from Factoring Schedule of Accounts or Refunds due or from a direct payment from CLIENT **<u>if FACTOR is required to provide services or functions for CLIENT or for which CLIENT is required to provide or be responsible for</u>**:

$ 50.00 for UCC OR COUNTY LIEN SEARCH, each.
$ 50.00 for PAYMENT AGREEMENT ADMIN, for 1st agreement, $10 for each additional agreement, each week.
$100.00 for ACCOUNT ON HOLD, Running Balance, etc., processing chg, each.
$100.00 for AGREEMENT CHANGE(S) processing charge, each.
$100.00 for DISPUTE RESOLUTION, COLLECTION COSTS, etc, per hour, 1 hour min + costs, each.
$100.00 for PAYMENT AGREEMENT SET-UP, 1-time, each agreement.
$250.00 for QUARTERLY CERTIFICATION RESEARCH, not provided or missing, each quarter.
$500.00 for PAYMENT AGREEMENT NEGOTIATION AND DOCUMENTATION, 1-time, per agreement.

<u>CHECK FEES:</u>
$ 5.00 for ADDITIONAL OR VOIDED CHECK, each.
$ 10.00 for VOIDED AND REWRITTEN CHECK, each.
$ 10.00 for EARLY RELEASE Of Facility or SOA prior to 4:30 PM PST/PDT.
$ 10.00 for WINCHAX (check faxed to AMCI converted to draft check), each.
$ 15.00 for REDEPOSIT OF A RETURNED CHECK, each.
$ 15.00 for ADVANCE REFUND + DAILY FEES, prior to normal scheduling, subject to approval, each.
$ 15.00 for RETURNED CHECK + ACCRUED FEES, for endorsement error, each.
$ 25.00 for RETURNED CHECK + ACCRUED FEES for RTM, NSF, etc., each.
$ 30.00 for STOP PAYMENT CHARGE, each.

CREDIT REPORT FEES:
$ 15.00 for INDIVIDUAL CREDIT BUREAU REPORTS, each.
$ 25.00 for CREDIT REFERENCE CHECK, each.
$ 30.00 for DOMESTIC COMPANY CREDIT REPORTS, each.
$ 45.00 for CANADIAN OR MEXICAN COMPANY CREDIT REPORTS, each.
$ CALL for INTERNATIONAL COMPANY REPORTS, each.

ELECTRONIC TRANSFER FEES:
$ 10.00 for ACH TRANSFER, $100.00 minimum, 1-day funds delay, each.
$ 10.00 for EARLY WIRE OR ACH CHARGE, each.
$ 20.00 for DOMESTIC OUTGOING WIRE TRANSFER, $100.00 minimum , each.
$ 25.00 for DOMESTIC INCOMING WIRE TRANSFER, each.
$ 25.00 for INTERNATIONAL INCOMING WIRE TRANSFER, each.
$ 45.00 for INTERNATIONAL OUTGOING WIRE TRANSFER, $100.00 minimum , each.

MAILING FEES:
$ 0.25 for POST FEE + ACTUAL POSTAGE CHARGE, for each envelope.
$ 0.75 for ADDRESSING ENVELOPE, each envelope.
$ 1.75 for ENVELOPE + ADDRESSING, each envelope.
$ 2.00 for ENVELOPE + ADDRESSING + POST FEE + ACTUAL POSTAGE, each envelope.
$ 10.00 for OVERNIGHT MAIL + ACTUAL CARRIER COSTS, each.

MISCELLANEOUS FEES:
$ 0.50 for COPYING INVOICES, CHECKS, ATTACHMENTS, etc., for each page.
$ 1.00 for RE-FAX CHARGE after initial fax attempt or receipt, per page.
$ 2.50 for PHONE NUMBERS not provided or wrong numbers, each.
$ 10.00 for BANK DEPOSIT BOOKS, Facility Clients Only, each.
$ 10.00 for SOA OR FACILITY CHANGE FEE, each.
$ 10.00 for LATE REQUIRED REPORTS when not received as required, for each day.
$ 10.00 for COLLECTION CALLS, each.
$ 15.00 for MANUAL INPUT of an SOA + $.99 per invoice entered, minimum of $25.00 per SOA.
$ 15.00 for MISSING REQUIRED COPIES, for each missing item.
$ 15.00 for TRANSFER NON-BUY invoice from SOA to PSOA, each.
$ 20.00 for NON-PURCHASED INVOICE transferred to a new Processing SOA, for each PSOA.
$ 25.00 for CORRECTION CHARGE FOR FACILITY, COMR, SOA, ADJ or FWH errors, ½ hour min, each.
$ 25.00 for ABNORMAL OR SPECIAL INVOICE VERIFICATION CHARGE, etc., each.
$ 25.00 for CANCELLATION of Facility or SOA received, at AMCI option, each.
$ 45.00 for CHECK ENDORSMENT STAMP, each.
$ 50.00 for ELECTRONIC DATA FILE CORRECTION, per hour, ½ hour minimum, each file.
$ 50.00 for DOCUMENT OR PAPERWORK RETREIVAL, per hour, ½ hour minimum file.
$100.00 for WRITTEN PAY-OFF STATEMENT, per request.
$100.00 for TAX FORMS not submitted 3 or 5 days early for payment by AMCI, each form late, per day late.
$250.00 for QUARTERLY CERTIFICATION forms, copies or reports when not submitted when required, per quarter.

TRANSACTION FEES:
$ 0.15 for ACH RECEIVED, each.
$ 0.40 for CHECK LISTED ON DEPOSIT TICKET, each.
$ 0.60 for DEPOSIT TICKET, each.
$ 1.50 for CASH DEPOSITED, per $1,000.00 minimum, each.
$ 3.50 for INTERNATIONAL CHECK LISTED ON DEPOSIT TICKET, each.
$400.00 for LETTER OF CREDIT or Standby Letter of Credit DRAW min or greater of 0.2% face amount, each draw.
$600.00 for LETTER OF CREDIT or Standby Letter of Credit ISSUED min or greater of 3% face amount each, annually.
$500.00 for OVER-ADVANCE FEE, per occurrence, subject to AMCI written pre-approval.

39. RESERVE: FACTOR will reserve and withhold an amount in a reserve account equal to TWENTY PERCENT (20% or 0.20) of the gross face amount of all Accounts purchased and 100 PERCENT (100% or 1.0) of all processed Accounts. Said reserve account may be held by FACTOR and applied by FACTOR against charge-backs or any obligations of CLIENT to FACTOR and said reserve account is not due and payable to CLIENT until any and all potential obligations owing by CLIENT to FACTOR are fully paid and satisfied. CLIENT herein grants to FACTOR a security interest in this reserve account and all other accounts of CLIENT, whether sold to FACTOR or not, to secure any obligation and indebtedness arising under this Factoring and Security Agreement and Addenda's hereto.

40. MINIMUM FACTORING: CLIENT is required to sell to FACTOR a minimum of SIX MILLION DOLLARS ($6,000,000.00) in new Acceptable Accounts during the initial 14 calendar month term of this Agreement and $0.00 (none) for every 12 month extension or automatic renewal thereof.

41. MINIMUM FEES: FACTOR has agreed to make monies available exclusively during the term of this Agreement for the specific purpose of purchasing CLIENT'S Acceptable Accounts. In so doing, FACTOR has foregone other opportunities. In order to compensate FACTOR for the loss of such opportunity, CLIENT agrees to the following Minimum Fees:

A. CLIENT must request and offer for sale to FACTOR $6,000,000.00 minimum of new Acceptable Accounts during the initial 14 calendar months of this Agreement and $0.00 (none) for every 12 month extension or automatic renewal hereof, thereby generating Minimum Fees due FACTOR from the purchase of new Acceptable Accounts during the initial 14 month period of $120,000.00 and $0.00 (none) for every 12 month extension or renewal hereto. Any future change to this Agreement shall automatically change this Minimum Fee calculation.

B. On the last business day of the initial 14 month period and for every 12 month extension or automatic renewal thereof, CLIENT shall pay to FACTOR, immediately (the same day) when requested by FACTOR, an amount equal to the Minimum Factoring as stated herein LESS the actual amount of new Acceptable Accounts purchased by FACTOR during the initial 14 month period or 12 month extension or automatic renewal thereof MULTIPLIED by the 30 day Factor Fee (discount) of 2%. CLIENT will receive no credit or other consideration for any initial period or prior or future 12 month extension or renewal period purchases of Accounts by FACTOR towards current obligations.

C. In the event that CLIENT or its principals, officers, members, owners, proprietors, or stockholders does business with or through companies other than CLIENT whose customers are also customers of CLIENT, CLIENT shall be obligated to FACTOR for any Minimum Fees that would be due from CLIENT as if CLIENT had done all of the customers business directly and not through the other company.

42. MAXIMUM ACCOUNT: The outstanding amount in CLIENT'S account with FACTOR (that is, Accounts purchased by FACTOR from CLIENT and not yet paid by CLIENT'S Customer) during the initial 14 month period or for any 12 month extension or automatic renewal of this Agreement shall not exceed the sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00). FACTOR may purchase additional Accounts from or advance additional sums to CLIENT as FACTOR may, from time to time at FACTOR'S sole discretion, determine. If FACTOR purchases additional Accounts from time to time, FACTOR is not required at any time or under any circumstance, condition, verbal agreement or understanding, or otherwise, to purchase Accounts from CLIENT in excess of the established Maximum Account as stated herein unless otherwise agreed to by FACTOR in writing, in advance.

43. OTHER REQUIRED INFORMATION: FACTOR will require various information from CLIENT on a daily basis. In addition, FACTOR may make request for other information for various reasons. CLIENT shall provide, when and as requested, any normal information as required and immediately respond to any other request by FACTOR in a timely manner as agreed to by CLIENT and FACTOR. Forty five (45) days after the end of each quarter, CLIENT will provide and certify to FACTOR CLIENT'S compliance with all local, county, state and federal reporting requirements and proof of required payments thereof, financial profit and loss and balance sheet statements, and a master customer list. Annually, CLIENT will provide proof of properly bonding, licensing and corporate good standing.

44. REQUIRED FORMS: When CLIENT offers a Schedule of Accounts to FACTOR for sale, FACTOR shall receive a copy of the original invoice together with a copy of the Bill of Lading, shipping document or proof of delivery, contact or Purchase Order, and/or a Purchase Order number which corresponds with said Invoice, as appropriate to business of CLIENT. When signing the Schedule of Accounts and the Certification of Monies Received and Adjustments to Accounts forms, CLIENT and the AMCI Representative acknowledge that any information given to FACTOR is TRUE, CORRECT and ACCURATE information upon which FACTOR may rely. Upon request, CLIENT will immediately (same day) furnish FACTOR with information as and when requested by FACTOR. FACTOR may rely upon facsimile (FAX) transmissions from CLIENT and AMCI Representative as true originals. All information submitted to FACTOR, whether received by fax transmission or otherwise including, but not limited to, Schedule of Accounts forms and copies of Invoices and bills of lading, Certification of Monies Received and Adjustments to Accounts forms and copies of deposit slips and checks, are to be legibly hand written or typed.

45. RECOURSE: FACTOR will have recourse against CLIENT when an Account is not paid by Customer when due. CLIENT agrees to repurchase all Accounts from FACTOR not paid by CLIENT'S Customers at SEVENTY-FIVE (75) DAYS beginning with CLIENT'S original Account (Invoice) date at 100% face value as listed on FACTOR'S Schedule of Accounts form. In addition, FACTOR will have recourse against CLIENT for unpaid Accounts in any of the following situations:

A. CLIENT has breached any warranties or promises in this Agreement with regard to the unpaid Account.

B. CLIENT has contributed to or aggravated Customer's credit problem.

C. CLIENT and Customer are involved in a dispute of any kind, regardless of validity.

D. Customer asserts a claim of loss or offset of any kind against CLIENT or FACTOR.

E. CLIENT'S or Customer's check or payment is returned by the bank or other financial institution unpaid for any reason whatsoever.

46. PAYMENT OF DISPUTED ACCOUNT: CLIENT will immediately pay to FACTOR the full amount of any Account subject to a Customer Dispute of any kind whatsoever.

47. CHARGE-BACK (RECOURSE): FACTOR may charge-back (recourse) any purchased Account at any time, for any reason. If CLIENT does not fully settle any Customer Dispute with immediacy, FACTOR may, in addition to any other remedies under this Agreement, charge or sell back any purchased Account or Invoice to CLIENT.

48. CHARGE-BACK FOR INVOICING ERROR: Mistaken, incorrect and/or erroneous invoicing submitted by CLIENT to FACTOR may, at FACTOR'S discretion, be deemed a disputed Account or Invoice and be charged-back to CLIENT.

49. NOTICE OF DISPUTE: CLIENT must immediately notify FACTOR of any disputes between Customer and CLIENT.

50. SETTLEMENT OF DISPUTE: FACTOR may settle any dispute directly with Customer. Such settlement does not relieve CLIENT of final responsibility for payment of such Account.

51. STATEMENT OF CHARGE-BACK: FACTOR shall identify in writing all charge-backs on the weekly "Refund Invoice" report.

52. SOLE PROPERTY: Once FACTOR has purchased an Account, the payment from Customer as to that Account is the sole property of FACTOR. Any interference by CLIENT with this payment may, at FACTOR'S option, result in civil and/or criminal liability.

53. DISPOSAL OF DOCUMENTS: CLIENT authorizes FACTOR, in its sole discretion, to dispose of any documents, Schedules of Accounts, Invoices or other papers delivered to FACTOR in connection with this Agreement at any time at least six (6) months after they have been delivered to FACTOR.

54. HOLD IN TRUST: CLIENT will hold in trust and safekeeping, as the property of FACTOR, and immediately turn over to FACTOR the identical check or other form of payment received by CLIENT, whenever any payment on an Account purchased by FACTOR comes into CLIENT'S possession. Should CLIENT come into possession of a check compromising payments owing to both CLIENT and FACTOR, CLIENT shall turn over said check to FACTOR. FACTOR will refund CLIENT'S portion to CLIENT.

55. FINANCIAL RECORDS: CLIENT will furnish FACTOR financial statements and information as requested by FACTOR from time to time.

56. TAX COMPLIANCE: CLIENT will furnish FACTOR, upon request, satisfactory proof of payment and/or compliance with all federal, state and/or local tax requirements forty five (45) days after the end of each calendar quarter on forms provided by FACTOR.

57. NOTICE OF LEVY: CLIENT will promptly notify FACTOR of any attachment or any other legal process levied against CLIENT or any of CLIENT'S Customers known to CLIENT.

58. NO PLEDGE: CLIENT will not pledge the credit of FACTOR to any person or business for any purpose whatsoever.

59. BOOK ENTRY: CLIENT will immediately upon the sale of Accounts to FACTOR make proper entries on its books and records disclosing the absolute sale of said Accounts to FACTOR.

60. EXPENSES AND LEGAL FEES: CLIENT will immediately pay, upon FACTOR'S request, any and all expenses FACTOR may deem necessary and/or incur in the administration of this Agreement including, but not limited to, legal and collection costs. In the event of a dispute between CLIENT and FACTOR, the non-prevailing party will pay any and all legal expenses and reasonable attorney's fees that the prevailing party may incur as a result of either CLIENT or FACTOR enforcing this Agreement one against the other.

61. IRREVOCABLE POWER OF ATTORNEY: In order to carry out the intent of this Agreement and/or to avoid unnecessary notification of Customers, CLIENT irrevocably appoints FACTOR, or any person designated by FACTOR, its special attorney in fact, or agent, with power of substitution as FACTOR, it its sole discretion, deems necessary or advisable and with power to:

A. Strike out CLIENT'S address on all Accounts mailed to Customers and put on FACTOR'S address.

B. Receive, open and dispose of all mail addressed to CLIENT or CLIENT'S fictitious trade name via FACTOR'S address.

C. Endorse the name of the CLIENT or CLIENT'S fictitious trade name on any checks or other evidences of payment that may come into the possession of FACTOR on Accounts purchased by FACTOR or pursuant to default and on any other documents relating to any of the Accounts or Collateral.

D. In CLIENT'S name, or otherwise, demand, sue for, collect, and give releases for any and all monies due or to become due on Accounts or for checks or other forms of payment that are returned for any reason by the bank or other financial institution unpaid for any reason whatsoever.

E. Compromise, prosecute, or defend any action, claim or proceeding as to said Accounts.

F. Notify any or all delivery service, freight carrier and the U.S. Post Office authorities to change the address for delivery of freight or mail addressed to CLIENT or from CLIENT'S Customers to such address as FACTOR may designate.

G. Assign and/or sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as if FACTOR were the absolute owner thereof.

H. From time to time offer a trade discount to CLIENT'S normal business custom with said Customer.

I. Prepare and file any instruments, financing statements or other documents for the protection or perfection of the security interest granted in favor of FACTOR.

J. In order to satisfy any obligation as set forth in this Agreement or any Addenda thereto, CLIENT hereby authorizes FACTOR to initiate an electronic debit or credit entries through the Federal Reserve's ACH or Wire system to any deposit or checking account maintained by CLIENT, wherever located.

K. Do any and all things necessary and proper to carry out the purpose intended by this Agreement.

62. DOUBLE PAYMENTS: Should FACTOR receive a double payment on an Account or other payment which is not identified, FACTOR shall carry these sums as open items and shall return them to said Payer upon proper identification. After six months following receipt of such payments, FACTOR may, if it so elects, consider such payment or unidentified items as credits towards any outstanding indebtedness of CLIENT.

63. HOLD HARMLESS: CLIENT shall hold FACTOR harmless against any Customer's ill will arising from FACTOR'S collecting or attempting to collect any Accounts or from any and all other activity related to this Agreement.

64. DEFAULTS: Any one or more of the following shall be a default hereunder:

A. CLIENT or any person which is a guarantor of CLIENT shall fail to pay any indebtedness to FACTOR when due.

B. CLIENT shall breach any term, provision, covenant, warranty or representation under this Agreement, or under any other Agreements or Addenda between CLIENT and FACTOR or obligation of CLIENT to FACTOR.

C. The appointment of any receiver or trustee of all or substantial portion of the assets of CLIENT.

D. CLIENT shall become insolvent or unable to pay debts as they mature, shall make a general assignment for the benefit of creditors, or shall voluntarily file under any bankruptcy or similar law.

E. Any involuntary petition in bankruptcy shall be filed against CLIENT and not be dismissed within sixty (60) days.

F. Any levies of attachment, executions, tax assessments or similar process shall be issued against the Collateral and shall not be released within ten (10) days thereof.

G. Any financial statements, profit and loss statements, accounts or Schedules of Accounts, or other statements furnished by CLIENT to FACTOR prove false or incorrect in any material respect.

65. REMEDIES AFTER DEFAULT: In the event of any default FACTOR may do, including but not limited to, any one or more of the following:

A. Declare any indebtedness secured hereby immediately due and payable.

B. Notify any Customers and take possession of Collateral and collect any Receivables without judicial process.

C. Require CLIENT to assemble the Collateral and the records pertaining to Receivables and make them available to FACTOR at a place designated by FACTOR.

D. Enter the premises of CLIENT and take possession of the Collateral and of the records pertaining to the Receivables and any other Collateral.

E. Grant extensions, compromise claims and settle Receivables for less than face value, all without prior notice to CLIENT.

F. Use, in connection with assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by CLIENT.

G. Return any surplus realized to CLIENT after deducting the reasonable expenses, attorney's fees incurred by FACTOR in resolving said default.

H. Hold CLIENT liable for any deficiency.

66. TERMINATION:

A. This Agreement shall continue in effect until the greater of December 31, 2009 and thereafter automatically renewed for successive periods of four (4) full calendar quarters unless terminated as follows:

1. BY FACTOR: FACTOR may Terminate the Agreement at any time and for any reason as FACTOR may in good faith determine, without incurring liability for damages to CLIENT for such Termination. If FACTOR terminates this Agreement, CLIENT will be responsible to FACTOR for Factor Fees as outlined herein.

2. BY CLIENT: CLIENT may terminate the Agreement ONLY AFTER DECEMBER 31 2009 unless a Field Warehouse and/or Equipment Lease Agreement(s) between CLIENT and FACTOR or FACTOR's related corporations exists, and then consistent with the terms of and continuing until the Field Warehouse and/or Equipment Lease Agreement(s) are Terminated as provided in that specific agreement, and then as follows:

a. CLIENT herein grants to FACTOR a continuing "Thirty Day First Right of Refusal" as follows: In the event that CLIENT obtains a bona fide non-contingent written commitment to fund from another commercial funding source whose thirty-day total Discount (fee) or effective interest rate and fee, including all associated costs and expenses, on the invoice face value is more than one-half percent less than the thirty-day Discount (fee) currently being charged by FACTOR, then FACTOR will have thirty calendar days to change its thirty-day Discount (fee) to within no more than one-half percent after receipt of a copy of: i) the bona fide written offer, and ii) all supporting financial information provided to the other commercial funding source.

1. In the event that FACTOR agrees in writing to change its Discount (fee) to within one-half percent, FACTOR will prepare and CLIENT will execute documents that will be no more than one-half percent more of the 30 day fee charged by the bona fide written offer for new Schedule of Accounts purchased by FACTOR beginning 30 calendar days after receipt by FACTOR of a copy of the bona fide written offer.

2. In the event that FACTOR chooses not to changes its Discount (fee) to within one-half percent, CLIENT may terminate the Agreement fifteen calendar days after the thirty calendar days of receipt by FACTOR of a copy of the bona fide written offer only by requesting termination by certified written notice signed by an authorized agent of CLIENT, and such notice being received by FACTOR fifteen calendar days prior to the date of termination.

b. In the event CLIENT believes that FACTOR has substantially and materially breached the Agreement, CLIENT shall present to FACTOR in writing the issue of the claimed material breach. FACTOR shall have 15 calendar days from receipt of CLIENT'S written letter to respond in writing to CLIENT.

1. If FACTOR agrees with CLIENT, FACTOR shall prepare and CLIENT shall execute documentation within the next 10 calendar days after receipt of CLIENT'S letter. If FACTOR agrees with CLIENT and is unwilling to resolve the substantial and material breach, CLIENT may terminate the Agreement 30 days after receiving FACTOR'S response letter.

2. In the event that FACTOR does not agree with CLIENT, FACTOR shall so state in writing to CLIENT and CLIENT agrees herein to accept FACTOR'S decision as final.

c. CLIENT may only Terminate the Agreements as set forth in 66. A.2.a., or b. above.

3. With prior written approval from FACTOR, CLIENT may continue to factor Acceptable Accounts with FACTOR or make payment to FACTOR until the Agreement terminates as outlined herein and as follows:

a. CLIENT continuing to FACTOR/SELL the MINIMUM FACTORING as outlined in this Agreement to FACTOR until the Agreement terminates, and

b. Upon "payment in full" to FACTOR of liquidated damages equal to the remaining potential MINIMUM FEES until the Agreement terminates.

B. Any Payment due FACTOR will be made, at FACTOR'S option, by either deducting the amount from monies due CLIENT by FACTOR, by FACTOR requesting payment from CLIENT and CLIENT paying FACTOR the same day requested, or from any monies due CLIENT from CLIENT'S customers/account-debtors. Notwithstanding the foregoing, upon the occurrence of any default, FACTOR may terminate this Agreement at any time without notice. Upon the effective date of termination, whether such termination is pursuant to the occurrence of a default or otherwise, all indebtedness shall become immediately due and payable without notice or demand. no such termination of this Agreement shall affect liabilities and obligations of CLIENT or the rights, powers and remedies of FACTOR under this Agreement or the security interest granted FACTOR hereunder with respect to existing or future Collateral, until all indebtedness has been satisfied or paid in full.

C. After Termination, CLIENT is still fully responsible to FACTOR for any ACCOUNTS purchased before said termination. This is, FACTOR shall continue to maintain its security instruments and shall maintain a security interest in all of the Collateral of CLIENT until all Accounts purchased have been paid in full; i.e., until all of CLIENT'S and Account Debtors' checks have cleared their respective bank accounts.

D. Upon receipt of Notice of Termination and receipt of payment in full from CLIENT for all of CLIENT'S obligations to FACTOR, FACTOR will approve one of the following, until all Accounts purchased have been paid in full; i.e., until all of CLIENT'S and CLIENT'S Account Debtors' checks have cleared their respective bank accounts.

1. CLIENT requesting immediate termination of the Security Instruments and Documents: In consideration for FACTOR terminating its security interest in the Collateral of CLIENT (by terminating the UCC-1 Financing Statement), CLIENT will deposit with FACTOR a substantial non-interest bearing Cash Reserve in an amount designated by FACTOR for thirty (30) days against potential returned checks that have been deposited into FACTOR'S account over the last twenty-one (21) days. In the event that any check is returned for any reason, the amount of the returned check will be deducted from the Cash Reserve. Within thirty (30) days of receipt of CLIENT's payment in full plus the Cash Reserve, the balance of the Cash Reserve will be refunded to CLIENT, or

2. FACTOR shall maintain its Security Documents, including UCC-1 Financing Statement(s), and shall maintain its security interest in all of the Collateral of CLIENT for thirty (30) days after receipt by FACTOR of payment in full, and

3. In either case above, at any time after termination and payment in full by CLIENT, CLIENT agrees that in the event any check deposited in FACTOR'S account from CLIENT or for any of its Customers is returned to FACTOR for any reason whatsoever, CLIENT will immediately (the same day requested by FACTOR) wire or exchange, at FACTOR'S option, the returned check, made payable to FACTOR as Payee, for a U.S. Bank of Washington cashiers check in an amount equal to the check plus any bank float and returned item fees.

E. No Lien Termination without Release. In recognition of FACTOR's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by CLIENT, FACTOR shall not be required to record any terminations or satisfactions of any of CLIENT's liens on the Collateral unless and until Complete Termination has occurred to AMCI's satisfaction. CLIENT understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

67. AGREEMENT CHANGE(S): CLIENT may request and FACTOR may approve, subject to FACTOR'S sole discretion and receipt of CLIENT'S payment of $50.00 for Agreement Change(s) processing charge, for changes to this Agreement. Any request by CLIENT must be submitted in writing signed by an authorized signer of CLIENT and received by FACTOR ninety one (91) days prior to the termination date or automatic renewal date as stated herein.

68. CONFLICT OF INTEREST: CLIENT is aware that AMCI CONSULTING, AMCI FINANCE and AMCI FUNDING are the trade names of ASSOCIATED MANAGEMENT CONSULTANTS, INC., ASSOCIATED MARKETING CONSULTANTS, INC., and ASSOCIATED MONETARY CONSULTANTS, INC. CLIENT hereby acknowledges this association and, subject to prudent confidentiality of its information, agrees to hold harmless FACTOR, AMCI CONSULTING, AMCI FINANCE, AMCI FUNDING, ASSOCIATED MANAGEMENT CONSULTANTS, INC., ASSOCIATED MARKETING CONSULTANTS, INC., ASSOCIATED MONETARY CONSULTANTS, INC. and all of their partners, officers, stockholders and employees from CONSULTING, FACTORING, or FINANCING with CLIENT or any other client including those within the same industry, business field and/or endeavor.

69. LIMITATION OF FEES: It is the intent of FACTOR and CLIENT in entering into this Agreement that FACTOR is purchasing the subject Accounts and is not providing a loan or other financial accommodation to CLIENT. It is the intent and understanding of FACTOR and CLIENT that the fees or other charges imposed hereunder are in the nature of a discount for products purchased and are not interest charged for the use of money. In furtherance thereof, FACTOR and CLIENT stipulate and agree that none of the terms and provisions contained in this Agreement, or in any agreement or document executed in connection herewith, shall ever be construed to create a contract for the use, forbearance or detention of money. In the event a court of competent jurisdiction determines that this Agreement creates a contract for the use, forbearance or detention of money, it is the intent of FACTOR and CLIENT that this Agreement, and any agreement or document executed in connection herewith were entered into in strict compliance with the laws of the United States and the laws of the State of Washington governing interest assessed for the use, forbearance or detention of money. The provisions of this Section shall control over all other provisions of this Agreement, and any other agreement or document executed in connection herewith, which may be in apparent conflict herewith. If a court of competent jurisdiction shall make a final determination that the performance of any provision of the Agreement, or any agreement or document executed in connection herewith, shall result in a payment of an amount for use, forbearance or detention of money in excess of such rate, then (i) such provision shall be deemed to be appropriately modified to the extent necessary to reduce such amount to an amount not in excess of such rate, and (ii) any such excess amounts theretofore received by FACTOR shall be deemed to have been applied to the obligation of CLIENT, at par, and all necessary reallocations of subsequent payments with respect to such obligation shall be made and appropriately annotated on such obligation.

70. REPRESENTATION OF COMPREHENSION OF DOCUMENT: In entering this Agreement, CLIENT represents that it has sought and relied upon the legal advice of its attorneys, who are the attorneys of its own choice. CLIENT further represents that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

71. CONTINUING AGREEMENT: This is a continuing agreement and all rights, powers, and remedies hereunder shall apply to any or all past, present, and future indebtedness of CLIENT to FACTOR notwithstanding the death, dissolution, incapacity, insolvency, or filing of a bankruptcy proceeding by CLIENT and shall continue until all indebtedness secured by this Agreement or any other Agreement between CLIENT and FACTOR has been paid in full. The power of sale and other rights and remedies granted to FACTOR may be exercised even though suit on the indebtedness may be barred by the statute of limitations applicable thereto.

72. CERTIFICATION AND WARRANTY OF CLIENT: CLIENT has made FACTOR aware of all of CLIENT'S financial obligations to unsecured and secured creditors which, if they exist, have all subordinated their security interests to that of FACTOR. When entering into this Agreement, FACTOR is relying upon these specific and other certifications and warranties of CLIENT and, when signing this Agreement, CLIENT warrants and certifies:

A. All payments have been made as required, on time and in accordance with the specific terms of any contract between CLIENT and its creditors.

B. At the time this Agreement is signed, any indebtedness has not, is not, nor will be in default under the terms of the contract.

C. That it has divulged all liabilities and assets, there has been no financial or other change in CLIENT'S business since the Application was filed with FACTOR, there are no pending lawsuits or judgments, and CLIENT has not nor will have its real, personal or other property liened, levied or seized.

D. CLIENT will notify FACTOR, in writing, prior to any impending or probable occurrence that would cause any contract to be in default.

73. ASSIGNMENT AND BINDING ON FUTURE PARTIES: This Agreement may only be assigned by FACTOR and it inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties to it.

74. CUMULATIVE RIGHTS: All rights, remedies and powers granted to FACTOR in this Agreement, or in any note or other Agreement given by CLIENT to FACTOR, are cumulative and may be exercised from time to time as to all or any part of the pledged Collateral as FACTOR, in its discretion, may determine.

75. WRITTEN WAIVER: FACTOR may not waive its rights and remedies unless the waiver is in writing and signed by FACTOR. A waiver by FACTOR of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

76. WASHINGTON LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

77. INVALID PROVISIONS: If any provision of this Agreement shall be declared illegal or contrary to law, it is agreed that such provision shall be disregarded and this Agreement shall continue in force as though such provision had not been incorporated herein.

78. ENTIRE AGREEMENT: This instrument and any Addenda hereto contain the entire Agreement between the parties.

79. DISPUTE RESOLUTION WAIVER: To induce FACTOR to enter into this Agreement, CLIENT hereby irrevocably acknowledges and agrees, in the event that a dispute arises between CLIENT and FACTOR in connection with this Agreement or any other related document, Agreement or Addenda hereto, FACTOR, at its sole discretion, may choose either Mediation, Binding Arbitration or Litigation. This waiver constitutes a material inducement for FACTOR to enter into this Agreement. The prevailing party to any litigation, mediation or arbitration hereto shall have their expenses, costs and attorney's fees paid for by the non-prevailing party.

A. Mediation or Binding Arbitration. All Mediation or Binding Arbitration proceedings in any way arising out of, from or related to this Agreement, Addenda's or any document thereto shall be at CLIENT's sole expense and shall only be Arbitrated or Mediated in Spokane, Washington. CLIENT grants to FACTOR the irrevocable exclusive right to select any Arbitrator or Mediator of its choice to mediate or arbitrate the matter.

B. Litigation, Venue and Notice: CLIENT irrevocably agrees that, subject to FACTOR'S sole discretion, all actions and proceedings in any way arising out of, from or related to this Agreement, the documents or Collateral, shall be litigated in courts having situs within the City of Spokane, County of Spokane, State of Washington and CLIENT hereby irrevocably appoints and designates the Secretary of State of Washington whose address is Olympia, Washington, or any other person having or maintaining place of business in such state whom CLIENT may designate, from time to time hereafter, having given ten (10) days written notice thereof to FACTOR, as CLIENT'S true and lawful attorney and duly authorized agent for acceptance of legal process. That service of such process upon such person shall constitute personal service of such process upon CLIENT.

C. Litigation Waiver of Jury Trial: CLIENT grants to FACTOR the sole and exclusive discretion to choose whether or not any litigation hereto shall be a trial by jury. If FACTOR so chooses, CLIENT and FACTOR mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based hereon, arising out of, under or in connection with this agreement or any other agreement or document contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for FACTOR to make enter into this or any other agreement with CLIENT.

80. NO LIABILITY AND WAIVER OF PRIOR AND FUTURE CONDUCT: To induce FACTOR to enter into this Agreement or any other agreement between FACTOR and CLIENT, CLIENT releases and agrees to indemnify FACTOR from any liability to CLIENT or any other party in FACTOR'S performance or lack of performance of its duties as outlined in this Agreement or as otherwise discussed, agreed upon, assumed or deemed to be "common sense." For example purposes only, FACTOR will not be liable to CLIENT for any damages caused by FACTOR not purchasing Accounts from CLIENT, or after purchasing, not depositing monies in a timely manner to CLIENT'S bank account, or if FACTOR does not make timely deposits to FACTOR'S or CLIENT'S bank account when CLIENT'S Customers make payment to FACTOR. CLIENT agrees to hold harmless and indemnify FACTOR from any claim whatsoever by any party, including CLIENT, if such claim arises out of or from this or any other Agreement between CLIENT and FACTOR or any related company of FACTOR.

81. OBLIGATIONS OF GOOD FAITH: CLIENT and FACTOR each recognize and acknowledge that this is a commercial agreement that implies duties of good faith under applicable law and further agree that they are each bound to performances hereunder and explicitly acknowledge that they are bound to exercise good faith in performing their respective obligations.

82. CROSS COLLATERALIZATION: This Agreement, if in addition to certain other Field Warehouse, Equipment Lease or Intercreditor Agreement between CLIENT and FACTOR or associated AMCI company and/or other creditors of CLIENT, is given to secure an additional and separate indebtedness and neither agreement shall affect or impair the validity or enforceability of the other agreement.

83. APPROVAL: If Client files for Bankruptcy, this Agreement shall be affirmed upon completion of all of the following events: (1) approval of the Agreement and issuance of an Order acceptable to FACTOR by the U.S. Bankruptcy Court providing FACTOR a first priority ownership interest in all of the factored accounts receivables and a Super Priority ahead of any and all Administrative costs and expenses for any and all of CLIENT's obligations under the Agreements and by receipt by AMCI thereof, (2) the Agreement is executed and delivered by CLIENT to FACTOR, and (3) the Order and Agreement is accepted and executed by the authorized officer of FACTOR.

84. EFFECTIVE: This Agreement becomes effective only when it is accepted and executed by the authorized officer of FACTOR. All superior liens and/or filings of CLIENT, its GUARANTORS or other creditors must be terminated or subordinated in writing in a form acceptable and to the interest of FACTOR or an Order has been entered approving this specific Agreement by the United States Bankruptcy Court of jurisdiction.

85. COUNTERPARTS: This Agreement may be executed by the parties as counterpart originals and each of the counterparts taken together shall constitute a fully executed Agreement, binding upon the parties hereto.

86. REFERRAL FEE: In the event that Client is or was referred to or represented by an independent Broker or Agent (not an Agent, Broker or Representative of FACTOR), whether known to FACTOR or not, CLIENT shall be individually responsible to make payment directly to the Broker or Agent for any fee or commission that may become due arising out of any agreement entered into between CLIENT and FACTOR.

87. ADMINISTRATIVE FEE: Client shall pay to ACMI an Administrative Fee of $1,000 with respect to each instance where AMCI must negotiate, document, or otherwise administer any third-party agreement including, but not limited to debt subordination and intercreditor arrangements.

88. COLLECTION COSTS: CLIENT agrees to pay upon any demand all of FACTORS costs and expenses, including attorneys fees, legal expenses, etc., incurred by FACTOR in connection with the collection of any amounts owed to FACTOR. CLIENT agrees to pay upon demand all of FACTORS collection agency fees and expenses, incurred by FACTOR in connection with the collection of any amounts owed to FACTOR per Washington State RCW 19.16.100 and RCW 19.16 250. CLIENT agrees, at FACTOR's sole discretion, any time, effort and/or expense incurred by FACTOR shall qualify as chargeable fees and expenses to CLIENT as if it were incurred by FACTOR engaging an independent collection agency.

89. FINANCIAL CONDITIONS AND RECORDS: CLIENT will meet the following financial conditions at all times. All of the ratios described below shall be calculated net of all inter-company transactions. In addition, all amounts and ratios shall be calculated and CLIENT's books and records shall be maintained in accordance with generally accepted accounting principles (GAAP), and shall be calculated from the most recent financial statements provided by CLIENT under Section 9 or pursuant to any other Loan Agreement. Any principal sums owing on notes or loans subordinated to the Facility shall be considered as equity for purposes of this Section. Any net income arising from the sale of equipment, prior period balance sheet adjustments or goodwill and any other intangible assets, including deferred taxes or other similar unrecognized tax assets, shall be excluded from all calculations under this Section. CLIENT shall qualify for the fees as set forth in Section 5. A. (ii) herein for the following calendar quarter when it meets or exceeds all of the Secondary Financial Conditions ("SFD") as set forth in each of the conditions below for two prior consecutive calendar quarters however, in the event that the actual Financial Conditions fall below the SFD for two consecutive calendar quarters thereafter, the fees shall be adjusted for the following calendar quarter to those as set forth in Section 5. A. (i) herein for all future calendar quarters unless CLIENT once again meets the SFD for two more consecutive calendar quarters.

(i) Minimum Current Ratio: CLIENT must maintain a ratio of Current Assets to Current Liabilities of not less than 1.0:1.0. "Current Assets" are defined as total current assets (excluding goodwill or other intangible current assets as noted above), less Revenues in Excess of Billing and work-in-process ("WIP"), less notes due from related parties of CLIENT, including any notes due from shareholders, members, partners, officers, directors, any guarantor or other related party. "Current Liabilities" are defined as total current liabilities, less the current portion of subordinated debt.

(ii) Minimum Debt to Worth: CLIENT must maintain Debt to Net Worth ratio of not greater than 1.0:1.0, measured quarterly, by taking CLIENT's total liabilities, less subordinated debt, divided by CLIENT's Tangible Net Worth. "Tangible Net Worth" is defined as total equity less, intangible assets, less notes due from due from shareholders, members, partners, officers, directors any guarantor or any other related party, plus subordinated debt.

(iii) Minimum Cash Flow Coverage Ratio: CLIENT must maintain a minimum Cash Flow Coverage Ratio of at least: 1.0:1.0 through December 31, 2008 and 1.1:1.0 thereafter. Cash Flow Coverage Ratio shall be defined as Cash Flow divided by Total Debt Service. "Cash Flow" means CLIENT's net income, plus depreciation, plus amortization, plus interest expense, less permitted dividends or distributions to CLIENT's shareholders, members, partners or other owners. "Total Debt Service" means the current maturities of CLIENT's long term debt, plus interest expense on borrowed money.

(iv) Minimum Tangible Net Worth: CLIENT must maintain a minimum Tangible Net Worth of not less than $75,000 though December 31, 2008 and One Hundred Thousand Dollars ($100,000) at all times thereafter. "Tangible Net Worth" is defined as CLIENT's stockholders' equity, plus any debt subordinated in writing to the Facility, less intangible assets, less Revenues in Excess of Billings and work-in-process that are included as tangible assets on CLIENT's books.

(v) Minimum Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"): CLIENT must maintain a minimum EBITDA of not less than Two Hundred Thousand Dollars ($200,000.00) measured quarterly on a rolling and trailing four-quarter basis.

(vi) Maximum Subordinated Debt: CLIENT may have a maximum of Four hundred Thousand Dollars ($400,000.00) of indebtedness owed by CLIENT to any of its respective officers, directors, shareholders, members, partners or other owners provided such indebtedness is formally subordinated in writing to the Facility on terms acceptable to AMCI. The right to receive payments from subordinated indebtedness will automatically terminate upon the AMCI declaring a default under this Agreement or any other Loan Document. New proposed subordinated debt to any officer, director, shareholder, member, partner or other owner must be approved as to its terms and conditions prior to its incurrence by CLIENT. No distribution or repayment of indebtedness to an officer, director, shareholder, member, partner or other owner of CLIENT, whether subordinated in accordance with this Agreement or not, shall not be made by CLIENT if such payment will: (a) create a default on the Facility, under this Agreement or any Loan Document, or (b) if AMCI has declared a default on the Facility, under this Agreement or any Loan Document.

90. FINANCIAL AND OTHER REQUIRED INFORMATION: AMCI will require various information from CLIENT on a daily, weekly, monthly, quarterly and/or annual basis when and as requested including, but not limited to the following:

A. FINANCIAL STATEMENTS AND TAX RETURNS. CLIENT shall deliver to AMCI internally prepared financial statements once each calendar quarter within forty-five (45) days after the end of each calendar quarter just ended and annually independently prepared financial statements and Federal and State Tax Returns within seventy-five (75) days after the end of each corporate fiscal year.

B. AGINGS: CLIENT shall provide, in form and substance acceptable to AMCI at the beginning of each week, a summary and detail Accounts Receivable and Payable agings.

C. QUARTERLY CERTIFICATION: Forty five (45) days after the end of each calendar quarter just ended, CLIENT will provide: i) copies of all forms payments required and submitted and ii) certify satisfactory to AMCI CLIENT's compliance thereof and with all local, county, state and federal reporting requirements.

D. ANNUALLY: Seventy Five (75) days after the end of its fiscal year, CLIENT will provide AMCI a copy of all required State and Federal tax returns, proof of payment of all such taxes and proof of bonding, licensing, insurance and corporate good standing. Guarantors shall annually provide AMCI with a personal income statement, balance sheet and copies of their federal income tax returns within ninety (90) days after the end of each calendar year for the tax year then ended.

E. CUSTOMER MASTER LIST: CLIENT shall provide a complete, current and updated Customer master list at the end of each calendar quarter. Each Account listed on any Facility Borrowing Certificate must customer name, full address, contact name, phone and fax number and email address, if available. Any customer with incomplete information on the Customer Master List may be deemed ineligible by AMCI on Facility Borrowing Certificate.

F. INVENTORY: CLIENT shall provide to AMCI by not more than forty-five (45) days after the end of each calendar quarter, or more often as requested by AMCI, all backup paperwork and copies of physical counts and extensions that substantiates both the Eligible and ineligible Inventory valuations.

G. MONTHLY OFFICERS' CERTIFICATE: CLIENT shall provide to AMCI on date of the closing of the Facility and on the first business day of each calendar month thereafter, an Officers' Certificate, on a form similar to the one appended to this Facility Agreement as an Exhibit, which shall be signed by CLIENT's Chief Executive Officer, its Chief Financial Officer and the AMCI Representatives designated by CLIENT pursuant to the terms of this Agreement. AMCI, in its sole discretion, may at any time, and from time to time, request additional Officers' Certificates be delivered by CLIENT.

H. AMCI may make requests for other information and CLIENT agrees to provide, when and as requested, any such requested information, in a timely manner. If requested by AMCI, CLIENT shall immediately provide a complete copy of each Customer Account, statement, purchase order, contract, etc. including, but not limited to, correct Customer name, mailing address, phone & fax numbers, contact person, purchase order & number, billing & Account & invoice number.

RATE FOR EXAMPLE $1,000.00 INVOICE!

MAXIMUM ACCOUNT =	$750,000	FEE: DAYS 00 TO 29 =	2.0000%	FLAT FEE.
MAX CASH ADVANCE =	$600,000	FEE: DAYS 30 TO 74 =	0.0667%	FOR EACH DAY.
INITIAL MINIMUM	=$6,000,000	RECOURSE # DAYS =	75	DAYS FROM CLIENT
RENEWAL MINIMUM	= $-0- NONE	RESERVE ACCOUNT=	20%	INVOICE DATI
INVOICE MINIMUM	>= $500	PER INVOICE =	$1.99	OR $2.99 MANUAL
INVOICE CHARGE	<= $500	@ $0.00223/$1.00 FACE INVOICE LESS THAN $500.00		
SCHEDULE CHARGE	<= $500	@ $0.0223/$1.00 SCHEDULE TOTAL LESS THAN $500.00		

# DAYS SELL>DEP	DISCOUNT (FEE) %	ACCT SOLD GROSS $ INV	CASH PAYMENT	RESERVE ACCOUNT	AMOUNT DEPOSITED	DISCOUNT (FEE) $	CLIENT REFUND	TOTAL TO CLIENT
0	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
1	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
2	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
3	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
4	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
5	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
6	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
7	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
8	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
9	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
10	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
11	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
12	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
13	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
14	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
15	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
16	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
17	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
18	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
19	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
20	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
21	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
22	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
23	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
24	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
25	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
26	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
27	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
28	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
29	2.0000%	$1,000.00	$800.00	$200.00	$1,000.00	$20.99	$179.01	$979.01
39	2.6670%	$1,000.00	$800.00	$200.00	$1,000.00	$27.66	$172.34	$972.34
49	3.3340%	$1,000.00	$800.00	$200.00	$1,000.00	$34.33	$165.67	$965.67
59	4.0010%	$1,000.00	$800.00	$200.00	$1,000.00	$41.00	$159.00	$959.00
69	4.6680%	$1,000.00	$800.00	$200.00	$1,000.00	$47.67	$152.33	$952.33
74	5.0015%	$1,000.00	$800.00	$200.00	$1,000.00	$51.01	$149.00	$949.00

75 **RECOURSE TO CLIENT**: 'RECOURSE IS 75 DAYS FROM CLIENT'S ORIGINAL INVOICE DATE!

91. **CLIENT UNDERSTANDS, ACKNOWLEDGES, AND EXPRESSLY AGREES THAT:**

A. ACCOUNTS RECEIVABLE PURCHASED OR TO BE PURCHASED BY FACTOR UNDER THE FACTORING AND SECURITY AGREEMENT AND INVENTORY PURCHASED OR TO BE PURCHASED UNDER A FIELD WAREHOUSE AGREEMENT ARE THE PROPERTY OF FACTOR AND AMCI, AND NOT THAT OF CLIENT, AND DO NOT CONSTITUTE "CASH COLLATERAL" WITHIN THE MEANING OF 11 USC SECTION 363.

B. THIS AGREEMENT AND ALL THE INFORMATION CONTAINED HEREIN INCLUDING, BUT NOT LIMITED TO, ANY AND ALL ATTACHMENTS HERETO AND ANY AND ALL FUTURE AGREEMENTS AND ADDENDAS ARE CONFIDENTIAL AND PROPRIETARY TO FACTOR AND AMCI. DISCLOSURE OF THE CONTENTS TO PERSONS OR ENTITIES NOT AUTHORIZED OR UNINTENDED WITHOUT PRIOR WRITTEN AUTHORIZATION BY A CORPORATE OFFICER OF FACTOR OR AMCI IS STRICTLY PROHIBITED!

C. "ORAL AGREEMENTS OR ORAL COMMITMENTS TO FACTOR ACCOUNTS, LOAN MONEY, PURCHASE INVENTORY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW."

AGREED TO, SIGNED AND DATED as of the date first set forth herein above

at Seattle (City), WA (State), by:

CLIENT: MILLWORK PRO, INC.

Mark L. Jensen, Chairman & Secretary

Michael Grabham, Authorized Signatory

Loren Perrigo, Director, President & Treasurer

Sandy S. Key, AMCI Representative

Jessica L. Thibert, AMCI Representative

AGREED TO, SIGNED AND DATED on this November 3rd, 2008 at Spokane, Washington, by:

FACTOR: ASSOCIATED MARKETING CONSULTANTS, INC. D/B/A AMCI FINANCE

By: R. William Schweiger, Its President

91. **CLIENT UNDERSTANDS, ACKNOWLEDGES, AND EXPRESSLY AGREES THAT:**

A. ACCOUNTS RECEIVABLE PURCHASED OR TO BE PURCHASED BY FACTOR UNDER THE FACTORING AND SECURITY AGREEMENT AND INVENTORY PURCHASED OR TO BE PURCHASED UNDER A FIELD WAREHOUSE AGREEMENT ARE THE PROPERTY OF FACTOR AND AMCI, AND NOT THAT OF CLIENT, AND DO NOT CONSTITUTE "CASH COLLATERAL" WITHIN THE MEANING OF 11 USC SECTION 363.

B. THIS AGREEMENT AND ALL THE INFORMATION CONTAINED HEREIN INCLUDING, BUT NOT LIMITED TO, ANY AND ALL ATTACHMENTS HERETO AND ANY AND ALL FUTURE AGREEMENTS AND ADDENDAS ARE CONFIDENTIAL AND PROPRIETARY TO FACTOR AND AMCI. DISCLOSURE OF THE CONTENTS TO PERSONS OR ENTITIES NOT AUTHORIZED OR UNINTENDED WITHOUT PRIOR WRITTEN AUTHORIZATION BY A CORPORATE OFFICER OF FACTOR OR AMCI IS STRICTLY PROHIBITED!

C. "ORAL AGREEMENTS OR ORAL COMMITMENTS TO FACTOR ACCOUNTS, LOAN MONEY, PURCHASE INVENTORY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW."

AGREED TO, SIGNED AND DATED as of the date first set forth herein above

JJ at ~~Langley~~ Surrey, British Columbia, by:
(City) (State)

CLIENT: MILLWORK PRO, INC.

____
Mark L. Jensen, Chairman & Secretary

____
Michael Grabham, Authorized Signatory

____
Loren Perrigo, Director, President & Treasurer

____
Sandy S. Key, AMCI Representative

Jessica Thibert
Jessica L. Thibert, AMCI Representative

AGREED TO, SIGNED AND DATED on this 3rd day of November, 2008 at Spokane, Washington, by:

FACTOR: ASSOCIATED MARKETING CONSULTANTS, INC. D/B/A AMCI FINANCE

____
By: R. William Schweiger, Its President